Exhibit 99.1

Company Contact:
Dana Grosser
SEI
+1 610-676-2459
dgrosser@seic.com
Pages:    1

FOR IMMEDIATE RELEASE
SEI DECLARES DIVIDEND AND
INCREASE IN STOCK REPURCHASE PROGRAM

Edward D. Loughlin to Retire

OAKS, Pa., Dec. 8, 2015 – The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today declared a regular semi-annual dividend of $.26 (twenty-six cents) per share, a $.02, or eight percent (8%), increase compared to its last regular semi-annual dividend. The cash dividend will be payable to shareholders of record on December 21, 2015, with a payment date of January 5, 2016.

In addition, SEI’s Board of Directors also approved an increase in its stock repurchase program by an additional $100 million, increasing the available authorization under the program to approximately $153 million. Since the beginning of calendar year 2015, the Company repurchased approximately 5.2 million shares at a cost of approximately $249 million.

SEI also announced that Edward D. Loughlin, Executive Vice President of SEI and Head of the Institutional Investors segment of the Company, has advised the Company that he plans to retire effective January 31, 2016. He will continue working with the Company as a member of the Board of Directors of SEI’s investment advisor subsidiary, SEI Investment Management Corp.

Alfred P. West, Jr., SEI Chairman and CEO, said, “For 36 years, in a variety of leadership roles, Ed has made a significant contribution to SEI’s growth and success. All of us at SEI thank him and wish him well in his retirement.”

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of September 30, 2015, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $638 billion in mutual fund and pooled or separately managed assets, including $245 billion in assets under management and $393 billion in client assets under administration. For more information, visit seic.com.
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